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EXHIBIT 11 -- COMPUTATION OF LOSS PER COMMON SHARE

VIRAGEN, INC. AND SUBSIDIARIES


                                                             Year
                                                            Ended
                                                           June 30,
                                                      1995          1994
                                                     ------        ------
PRIMARY AND FULLY DILUTED

  Weighted average shares
    outstanding                                    32,137,693    18,686,751
                                                  ===========   ===========

  Net Loss                                        $(3,951,839)  $(1,083,346)

  Deduct required dividends
    on convertible
    preferred stock                                     3,450         3,450
                                                  -----------   -----------
  Net loss attributable
    to common stock                               $(3,955,289)  $(1,086,796)
                                                  ===========   ===========

  Loss per common
    share after deduction
    for required dividends
    on convertible preferred
    stock                                         $      (.12)  $      (.06)
                                                  ===========   ===========